Exhibit (c)(3)

HIGHLY CONFIDENTIAL

Project Orb

Discussion Materials

February 22, 2005

Confidential Material for the Board of Directors

THE FOLLOWING PAGES CONTAIN MATERIAL PROVIDED TO THE BOARD OF DIRECTORS OF BRAVO, INC. (“BRAVO” OR THE “COMPANY”) BY CIBC WORLD MARKETS CORP. (“CIBC WORLD MARKETS”) IN CONNECTION WITH THE BOARD’S EVALUATION OF A POTENTIAL TRANSACTION INVOLVING BRAVO. THE ACCOMPANYING MATERIAL WAS COMPILED OR PREPARED ON A CONFIDENTIAL BASIS SOLELY FOR THE USE OF THE BOARD OF DIRECTORS OF BRAVO AND NOT WITH A VIEW TOWARD PUBLIC DISCLOSURE UNDER STATE OR FEDERAL SECURITIES LAWS OR OTHERWISE. THE INFORMATION CONTAINED IN THIS MATERIAL WAS OBTAINED FROM THE COMPANY AND PUBLIC SOURCES AND WAS RELIED UPON BY CIBC WORLD MARKETS WITHOUT ASSUMING RESPONSIBILITY FOR INDEPENDENT VERIFICATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ANY ESTIMATES AND PROJECTIONS FOR THE COMPANY CONTAINED HEREIN HAVE BEEN SUPPLIED BY THE MANAGEMENT OF THE COMPANY OR ARE PUBLICLY AVAILABLE, AND INVOLVE NUMEROUS AND SIGNIFICANT SUBJECTIVE DETERMINATIONS, WHICH MAY NOT BE CORRECT. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND NOTHING CONTAINED HEREIN IS, OR SHALL BE RELIED UPON AS, A REPRESENTATION OR WARRANTY, WHETHER AS TO THE PAST, THE PRESENT OR THE FUTURE. THIS MATERIAL WAS NOT PREPARED FOR USE BY READERS NOT AS FAMILIAR WITH THE BUSINESS AND AFFAIRS OF THE COMPANY AS THE BOARD OF DIRECTORS AND, ACCORDINGLY, NEITHER THE COMPANY NOR CIBC WORLD MARKETS NOR THEIR RESPECTIVE LEGAL OR FINANCIAL ADVISORS OR ACCOUNTANTS TAKE ANY RESPONSIBILITY FOR THE ACCOMPANYING MATERIAL IF USED BY PERSONS OTHER THAN THE BOARD OF DIRECTORS OF THE COMPANY.

DISCUSSION MATERIALS / February 22, 2005

Three-Year Price / Volume Graph

February 15, 2002 – February 18, 2005

DISCUSSION MATERIALS / February 22, 2005	3

One-Year Price / Volume Graph

February 17, 2004 – February 18, 2005

Price Analysis

Closing Prices		Average Prices
Last (2/18/05)	$14.23	Two Weeks	$14.94
52-Week High (6/25/04)	$20.75	Four Weeks	$14.95
52-Week Low (2/18/05)	$14.23	Six Weeks	$15.02
52-Week Mean	$17.71	Twelve Weeks	$16.83

DISCUSSION MATERIALS / February 22, 2005	4

Total Shares O/S 20,347,740 Total Shares Traded 70,662,209 Average Daily Volume 139,373	Two-Year Trading History February 18, 2003 – February 18, 2005 % of Volume Traded

Note: Total shares outstanding as of 11/21/04.

DISCUSSION MATERIALS / February 22, 2005	5

Total Shares O/S 20,347,740 Total Shares Traded 38,560,435 Average Daily Volume 150,627	One-Year Trading History February 17, 2004 – February 18, 2005 % of Volume Traded

Note: Total shares outstanding as of 11/21/04.

DISCUSSION MATERIALS / February 22, 2005	6

Total Shares O/S 20,347,740 Total Shares Traded 19,336,477 Average Daily Volume 151,066	Six-Month Trading History August 19, 2004 – February 18, 2005 % of Volume Traded

Note: Total shares outstanding as of 11/21/04.

DISCUSSION MATERIALS / February 22, 2005	7

Multiples and Premiums Matrix

DISCUSSION MATERIALS / February 22, 2005	8

Publicly Traded Comparable Companies

DISCUSSION MATERIALS / February 22, 2005	9

Precedent Merger and Acquisition Transactions

DISCUSSION MATERIALS / February 22, 2005	10

Premiums Paid Summary

•	Search parameters include:

•	Public transactions announced from January 1, 2003 to present

•	Total enterprise value at announcement of $300 - $800 million

•	All-cash consideration

Premiums Paid Summary

	Premiums Paid
	1 Day Prior	1 Week Prior	4 Weeks Prior
75th Percentile	32.8%	33.7%	45.0%
Median	19.3%	22.5%	26.1%
25th Percentile	11.6%	13.5%	16.9%

Mean	23.3%	25.7%	31.9%

DISCUSSION MATERIALS / February 22, 2005	11

Ten-year average 12-month forward P/E multiple is 13.1x Current forward P/E multiple is 11.8x	Ten-Year 12-Month Forward P/E Summary February 17, 1995 – February 18, 2005

*	No forward year quarterly EPS estimates available from May 01, 2001 to January 31, 2002 due to lack of research coverage.
Note:	Calculated using consensus quarterly EPS estimates for the four forward quarters from the given date.

DISCUSSION MATERIALS / February 22, 2005	12

Five-year average 12-month forward P/E multiple is 12.9x Current forward P/E multiple is 11.8x	Five-Year 12-Month Forward P/E Summary February 18, 1999 – February 18, 2005

*	No forward year quarterly EPS estimates available from May 01, 2001 to January 31, 2002 due to lack of research coverage.
Note:	Calculated using consensus quarterly EPS estimates for the four forward quarters from the given date.

DISCUSSION MATERIALS / February 22, 2005	13

Ten-year average TEV/LTM EBITDA multiple is 5.5x Current TEV/LTM EBITDA multiple is 5.7x	Ten-Year Enterprise Value / LTM EBITDA Summary February 17, 1995 – February 18, 2005

Note:	Enterprise value calculated by using fully diluted shares multiplied by stock price of given day plus average debt for four trailing quarters less average cash for four trailing quarters.

DISCUSSION MATERIALS / February 22, 2005	14

Five-year average TEV/LTM EBITDA multiple is 5.5x Current TEV/LTM EBITDA multiple is 5.7x	Five-Year Enterprise Value / LTM EBITDA Summary February 18, 1999 – February 18, 2005

Note:	Enterprise value calculated by using fully diluted shares multiplied by stock price of given day plus average debt for four trailing quarters less average cash for four trailing quarters.

DISCUSSION MATERIALS / February 22, 2005	15

Bravo With GE – Illustrative Present Value of 2007 Per Share Value

($ in millions, except per share data)

P/E Multiple

2008E EPS (Forward Year Estimate)	$1.85	$1.85	$1.85
Multiple Range	13.0x	14.0x	15.0x
Implied Price Per Share @ 1/31/2008 (FY2007)	$24.09	$25.95	$27.80

	13.0x	14.0x	15.0x
Present Value @ 13.0%	$16.70	$17.98	$19.27
Present Value @ 14.0%	16.26	17.51	18.76
Present Value @ 15.0%	15.84	17.06	18.28

EBITDA Multiple

2007E EBITDA	$76.2	$76.2	$76.2
Multiple Range	5.0x	6.0x	7.0x
2007 Implied Enterprise Value	$380.8	$456.9	$533.1
Less: Expected Year End Debt Balance	($6.3)	($6.3)	($6.3)
Plus: Expected Rolling Average Cash Balance (1)	111.9	111.9	111.9
2007 Implied Equity Value	$486.4	$562.5	$638.7
2007 Fully Diluted Shares	21.7	21.7	21.7
Implied Price Per Share @ 1/31/2008 (FY2007)	$22.41	$25.92	$29.43

	5.0x	6.0x	7.0x
Present Value @ 13.0%	$15.53	$17.97	$20.40
Present Value @ 14.0%	15.13	17.50	19.87
Present Value @ 15.0%	14.74	17.04	19.35

Source:	All Bravo financial estimates and fully diluted share count data per Bravo management.
[1]	Based on current LTM 10/30/2004 rolling average cash balance of $35.4 million plus expected cumulative free cash flow of $76.4 million from 2005 to 2007.

DISCUSSION MATERIALS / February 22, 2005	16

Bravo With GE – Illustrative Present Value of 2009 Per Share Value

($ in millions, except per share data)

P/E Multiple

2010E EPS (Forward Year Estimate) (1)	$2.38	$2.38	$2.38
Multiple Range	13.0x	14.0x	15.0x
Implied Price Per Share @ 1/31/2010 (FY2009)	$30.95	$33.33	$35.71

	13.0x	14.0x	15.0x
Present Value @ 13.0%	$16.80	$18.09	$19.38
Present Value @ 14.0%	16.07	17.31	18.55
Present Value @ 15.0%	15.39	16.57	17.75

EBITDA Multiple

2009E EBITDA	$98.3	$98.3	$98.3
Multiple Range	5.0x	6.0x	7.0x
2009 Implied Enterprise Value	$491.6	$589.9	$688.2
Less: Expected Year End Debt Balance	($4.5)	($4.5)	($4.5)
Plus: Expected Rolling Average Cash Balance (2)	144.2	144.2	144.2
2009 Implied Equity Value	$631.3	$729.6	$827.9
2009 Fully Diluted Shares	22.1	22.1	22.1
Implied Price Per Share @ 1/31/2010 (FY2009)	$28.57	$33.01	$37.46

	5.0x	6.0x	7.0x
Present Value @ 13.0%	$15.50	$17.92	$20.33
Present Value @ 14.0%	14.84	17.15	19.46
Present Value @ 15.0%	14.20	16.41	18.63

Source:	All Bravo financial estimates and fully diluted share count data per Bravo management.
[1]	Applies 15.0% growth rate to 2009 EPS of $2.07.
[2]	Based on current LTM 10/30/2004 rolling average cash balance of $35.4 million plus expected cumulative free cash flow of $108.7 million from 2005 to 2009.

DISCUSSION MATERIALS / February 22, 2005	17